Exhibit 99.1

TearLab Corporation Announces Change in Company Leadership

SAN DIEGO, CALIFORNIA--(June 29, 2009) - OccuLogix, Inc. dba TearLab Corporation (NASDAQ:TEAR)(TSX:TLB) today announced that its Chief Executive Officer, Eric Donsky, is leaving the company to pursue other opportunities effective immediately. The Company's Board of Directors has appointed its Chairman, Elias Vamvakas, to serve as Interim Chief Executive Officer until a permanent replacement for Mr. Donsky can be found.

"TearLab Corporation has achieved a number of important milestones in recent months, not the least of which was FDA 510(k) clearance of our award-winning TearLabTM Osmolarity System," commented Company director, Donald Rindell. "On behalf of the Board, I would like to take this opportunity to thank Eric for his dedication and many valuable contributions. Eric founded OcuSense with Dr. Benjamin Sullivan in 2003 and remained CEO through its merger with OccuLogix in October 2008."

"Having previously served as CEO of OccuLogix from July 2004 until October 2008, we are confident that Elias will provide the Company with both excellent leadership and important continuity as it works to bring the Tearlab Osmolarity System successfully to market," continued Rindell.

About OccuLogix, Inc. dba TearLab Corporation

OccuLogix dba TearLab Corporation (www.tearlab.com) is an in-vitro diagnostics company that develops and commercializes a proprietary tear testing platform, TearLabTM, for use in the physician and clinical office. The Company employs lab-on-a-chip technologies (integrating one or several laboratory functions on a chip only millimeters in size) that enable healthcare practitioners to rapidly test for highly sensitive and specific biomarkers in tears at the point-of-care. Headquartered in San Diego, CA and with offices in Milton, Ontario and Alpharetta, GA, TearLab Corporation's common shares trade on the NASDAQ Capital Market under the symbol 'TEAR' and on the Toronto Stock Exchange under the symbol 'TLB'. TearLab received the CE Mark for its TearLabTM Osmolarity System in 2008 and is currently marketed in 14 countries globally.

Forward-Looking Statements

This press release may contain forward-looking statements, including statements regarding the growth of the market for DED products, the impact of our product on the management of affected patients, and our intention to seek CLIA Waiver. These statements relate to future events and are subject to risks, uncertainties and assumptions about the Company. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. Actual events or results may differ materially. Many factors may cause our actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our Forms 10-K and 10-Q. We do not undertake to update any forward-looking statements.

For more information, please contact

Tracy Puckett
678-566-3829
tpuckett@tearlab.com